Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (No. 333-238020) on Form F-3 and the related Prospectus of Perion Network Ltd., and to the incorporation by reference therein of our reports, dated March 16, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Perion Network Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
January 20, 2021	A member of Ernst & Young Global